Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT OF ASSURED QUALITY TESTING SERVICES, LLC (a Delaware Limited Liability Company)
THIS LIMITED LIABILITY COMPANY AGREEMENT OF ASSURED QUALITY TESTING SERVICES, LLC, a Delaware limited liability company (the “Company”), is made and effective as of the Effective Date, as defined below, by KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “Act”).
Recitals
A.    The Member desires to enter into this Agreement, as defined below, as the operating agreement of the Company.
Agreements
NOW THEREFORE, the Member hereby declares the following to be the Limited Liability Company Agreement of the Company (this “Agreement”):
1.    Name. The name of the limited liability company formed hereby is ASSURED QUALITY TESTING SERVICES, LLC.
2.    Purpose and Powers. The purpose of the Company shall be to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
3.    Certificates; Term; Existence. Carlos M. Alvarez, whom the Member hereby confirms was designated as an “authorized person” within the meaning of the Act, has executed, delivered and filed the initial Certificate of Formation of the Company. Upon the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware, her power as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The term of the Company commenced on January 23, 2019, being the date the initial Certificate of Formation of the Company was filed with the Office of the Secretary of State of the State of Delaware, and the term of the Company shall continue until the dissolution of the Company pursuant to Section 16 hereof. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company pursuant to the Act and this Agreement.
4.    Registered Office. The registered office of the Company in the State of Delaware is located at 3411 Silverside Road Tatnall Building #104, Wilmington, DE 19810, County of New Castle.
5.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporate

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Creations Network Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, DE 19810, County of New Castle.
6.    Admission of Member. Simultaneously with the execution and delivery of this Agreement, the Member is hereby admitted to the Company as the sole member of the Company in respect of the Interest (as hereinafter defined) being acquired hereunder.
7.    Interest. The Company shall be authorized to issue a single class of Limited Liability Company Interest (as defined in the Act, an “Interest”), that shall include any and all benefits to which the holder of such Interest may be entitled as provided in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. The Company may, but shall not be required to, issue certificates to the Member representing the Interests held by such Member and which shall contain any legends required by applicable law.
8.    Capital Contributions. The Member may contribute cash or other property to the Company as it shall decide, from time to time.
9.    Tax Characterization and Returns. The Company shall be treated as a corporation for income tax purposes. All provisions of the Company’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.
10.    Management.
a.    Member Managed. The management of the Company shall be vested solely in the Member, who shall have all powers to control and manage the business and affairs of the Company and may exercise all powers of the Company. All instruments, contracts, agreements and documents shall be valid and binding on the Company if executed by the Member.
b.    Indemnification. Unless otherwise provided in this Section 10(b), the Company shall indemnify, save harmless and pay all judgments and claims against any Member or any officer, director, employee, agent or representative of the Company (each, a “Covered Person” and collectively, the “Covered Persons”) relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Covered Person in connection with the business of the Company, including reasonable attorneys’ fees incurred by the Covered Person in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred. Notwithstanding the provisions of this Section 10(b), this Section 10(b) shall be enforced only to the maximum extent permitted by law and no Covered Person shall be indemnified from any liability for the fraud, intentional misconduct or a knowing violation of the law of such Covered Person which was material to the cause of action.
c.    Elimination of Duties and Liability. Notwithstanding any other provision of this Agreement or anything otherwise existing at law (whether common or statutory), in equity or otherwise, to the fullest extent permitted by applicable law, in taking actions for, on behalf or in respect of, or relating or with respect to the Company, including, without limitation, causing the Company to take or refuse to take any action in respect of any matter, and for all other purposes, no Covered Person shall have any duties (including any fiduciary duties), whether direct or indirect, or any liabilities relating thereto, to the Company, any Member or any other person or entity that is a party to or is otherwise bound by this Agreement, including without limitation any duty (including any fiduciary duty) to consider any interests of or factors affecting the Company, any Member or any other person or entity, and such Covered Person shall be

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entitled to consider such interests and factors as it desires, including its own interests, any such duties (including fiduciary duties) and liabilities relating thereto, if any, being hereby eliminated to the fullest extent permitted by applicable law (and provided, however, that nothing in this Agreement shall be construed as eliminating the implied contractual covenant of good faith and fair dealing or liability for any act or omission that constitutes a bad faith violation thereof).
11.    Distributions. At such time as the Member shall determine, the Member may cause the Company to distribute any cash held by it that is neither reasonably necessary for the operation of the Company nor otherwise in violation of Sections 18-607 or 18-804 of the Act.
12.    Assignments. The Member may assign all or any part of its Interest in the sole discretion of the Member. Any transferee of all or any portion of an Interest shall automatically be deemed admitted to the Company as a substituted Member in respect of the Interest or such portion thereof transferred by the transferring Member and the transferring Member shall be deemed withdrawn in respect of such Interest or portion thereof; provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement.
13.    Withdrawal. The Member may withdraw from the Company at any time. Upon any such permitted withdrawal, the withdrawing Member shall receive the fair value of its Interest, determined as of the date it ceases to be a member of the Company.
14.    Additional Members. No additional persons may be admitted as members of the Company except upon an assignment by the Member of all or part of its Interest.
15.    Compensation. The Member shall not receive compensation for services rendered to the Company.
16.    Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member, or (b) an event of dissolution of the Company under the Act; provided, however, that within ninety (90) days following any event terminating the continued membership of the Member, if the Personal Representative (as defined in the Act) of the Member agrees in writing to continue the Company and to admit itself or some other person as a member of the Company effective as of the date of the occurrence of the event that terminated the continued membership of the Member, then the Company shall not be dissolved and its affairs shall not be wound up.
17.    Distributions upon Dissolution. Upon the dissolution of the Company pursuant to Section 16 hereof, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Member, and the Member shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Member until such time as the property of the Company has been distributed pursuant to this Section 17 and the Certificate of Formation of the Company has been cancelled pursuant to the Act and this Agreement. The Member shall be responsible for overseeing the winding up and dissolution of the Company. Upon the dissolution of the Company pursuant to Section 16 hereof, the Member shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, to the Member, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act.

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18.    Certificate of Cancellation. Upon completion of the winding up and liquidation of the Company in accordance with Section 17 hereof, the Member shall promptly cause to be executed and filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Member deems such filing necessary or advisable.
19.    Limited Liability. The Member shall have no liability for the obligations of the Company except to the extent required by the Act.
20.    Amendment. This Agreement may be amended only in a writing signed by the Member.
21.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
22.    Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.
23.    Consent to Jurisdiction/Service of Process. The Member hereby (a) irrevocably submits to the non-exclusive jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (b) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.
24.    Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 24, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of a limited liability company’s certificate of formation or limited liability company agreement.
25.    Effectiveness of this Agreement. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of April 15, 2019 (the “Effective Date”).
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Limited Liability Company Agreement to be duly executed as of the Effective Date.

SOLE MEMBER: KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation By: /s/ Matthew McKay Name: Matthew McKay Title: Secretary

[Signature Page to Operating Agreement of Assured Quality Testing Services, LLC]